Exhibit 99.1 Press release.

Hunt Global Resources Announces Changes to the Board of Directors, Appointment of Joseph S. Compofelice as President and Closing of New Debt Agreement

Press Release: Hunt Global Resources, Inc

HOUSTON--(BUSINESS WIRE)—February 8, 2012

Hunt Global Resources, Inc. (OTCBB:HGCO.OB - News) today announced the following changes to its Board of Directors and appointment of Joseph S. Compofelice, as the President and a Director of the Company:

•	Lisa A. Hunt, Jewel S. Hunt V and Michael P. Horne have resigned from the Board of Directors, effective immediately.
•	George T Sharp, CEO of Hunt has been appointed to the additional role of Chairman of the Board.
•	Manfred Sternberg has been appointed to the Board of Directors, effective immediately.

Commenting on the changes, Mr. George Sharp, Chairman and CEO, said, “We greatly appreciate the role of Jewel and Lisa Hunt, as the founders of the Company and for their service to the Company for the last four years. We have an outstanding platform of frac assets and we plan to move forward to develop Hunt into one of the premier suppliers of frac sand to the oil and gas business. Michael Horne continues in his capacity as the Chief Financial Officer of the Company. Mr. Sternberg has provided legal service to the Company for several years and is intimately familiar with the Company. In 2012, the Company plans to implement further improvements toward 'best practices' in its Corporate Governance policies and procedures.”

Mr. Sharp continued, “We are especially fortunate to attract Joe Compofelice to the Company. Mr. Compofelice comes to us with over 35 years of operating, financial and general management experience in the oilfield services industry. Mr. Compofelice has served in executive positions in numerous companies including Trico Marine Service, NL Industries, CompX International, Smith International and has served on the Board of Directors of seven public companies over the last twenty years. Mr. Compofelice has extensive investment banking experience in IPOs, secondary equity offerings, debt offerings and private placements.” Mr. Compofelice’s appointment as President is effective immediately and he will join the Board of Directors of the Company prior to March 30, 2012.

The Company also reported that it has completed a private placement of $3.0 million of Secured Short Term Notes with a group of investors. The Notes have a term of six months, bear interest at a rate of 10% per annum with a premium payment of between 5% of the face amount and 10% of the face amount if paid off early. The Company has currently drawn down $2.6 million of the $3.0 million.

ABOUT HUNT GLOBAL RESOURCES, INC:
Hunt Global Resources, Inc. (OTCBB:HGCO.OB - News) is a natural resource company focusing on the development of “frac” sands, which is an essential component of the production of oil and gas, especially the production of oil and gas from “unconventional” gas shales. The primary assets of the Company include the exclusive right to acquire the mining rights to over 900 acres of land containing an estimated 100 million ton reserve of Northern Jordan White sand, which is considered the premier raw sand in the “fracking” industry. Additionally, the Company’s current holding includes the mining rights to 350 acres in Conroe, Texas, containing frac sand deposits of approximately 21 million tons and an additional 20 million tons of sand for other industrial uses. For more information visit www.huntglobalresources.com.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

The statements in this press release that are not historical statements, including statements regarding future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, as defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: results of actions by third parties, including governmental agencies; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; weather-related issues; changes in capital spending by customers; delays or failures by customers and others to make payments owed to us; impairment of oil and natural gas properties; structural changes in the oil and natural gas industry; retaining key personnel and maintaining a highly skilled workforce; and integration of acquired businesses and operations of joint ventures. Hunt’s Form 10-K for the year ended December 31, 2010, Form 10-Q for the quarter ended September 30, 2011, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Hunt's business, results of operations, and financial condition. Hunt undertakes no obligation to revise or update publicly any forward-looking statements for any reason.